June 24, 2002




The Board of Directors
FirstPlus Financial Group, Inc.
c/o Mr. Daniel Phillips
1349 Empire Central
Dallas, TX 75235

Members of the Board of Directors:

We understand that FirstPlus Financial Group ("Group") proposes to enter into an agreement (the "Agreement") with Capital Lending, L.L.C. ("Capital Lending") pursuant to which Group will acquire a 9.0% equity interest in Capital Lending and convert its 33.3% profit sharing rights in Capital Lending into a 33.3% equity interest in Capital Lending in exchange for newly-issued shares of Group stock, which will amount to 51% of the issued and outstanding stock after issuance. Upon the execution of the Agreement, Group would hold a 42.3% equity interest in Capital Lending and Capital Lending would hold a 51.0% equity interest in Group.

The execution of the Agreement is contingent upon Group increasing its number of outstanding shares in Group from approximately 44,340,055 to approximately 90,489,908 through the issuance of new shares. Group has created a "Residual Trust" for the benefit of pre-transaction shareholders to retain any cash flows generated as a function of Group's rights as a creditor of FirstPlus Financial, Inc. ("FirstPlus Inc.").

You have requested that Business Valuation Services ("BVS") render an opinion (the "Opinion") as to the fairness to Group's shareholders, from a financial point of view, of the consideration (the "Transaction Consideration") to be received for the newly issued shares of Group under the Agreement.

BVS, in the course of its financial advisory services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, public and private financing, and valuations for estate, corporate and other purposes. The fee paid to BVS for its work in connection with rendering the Opinion is in no way affected by our findings and conclusion.

In connection with the Opinion set forth herein, we have among other things:

     1. Held discussions with Mr. Jack Roubinek, chief executive officer of Capital Lending; Mr. Jim Roundtree of Roundtree Financial Services, an advisor to Group; Mr. Ronald Frappier, legal counsel for Group; Mr. Sandy Watkins, chief executive officer of Open Lending, Inc. ("Open Lending"), a lending decision tool software company with which Capital Lending has entered into a strategic alliance; Mr. Joe Friedman of Kane Russell Coleman & Logan, P.C., legal counsel overseeing the FirstPlus Special Funding legal proceedings; and Ms. Noel Hensley of Haynes & Boone, L.L.P., legal counsel for Group in ongoing shareholder litigation against Group.

     2. Viewed a demonstration of Open Lending, a lending decision tool software;

     3. Engaged in correspondence with Mr. Mason Blodgett of Cambridge General Agency, an underwriter of auto loan gap insurance and a key service provider for Capital Lending;

     4. Engaged in correspondence with Mr. Jack Jordan, vice president of lending, Austin Metropolitan Financial Credit Union, a customer of Capital Lending;

     5. Reviewed a copy of a service agreement between Capital Lending and Open Lending;

     6.   Reviewed business plans for Capital Lending and Open Lending;

     7. Reviewed an unaudited balance sheet for Group as of June 18, 2002, and a year-to-date income statement as of June 18, 2002, for Group;

     8. Performed various financial analyses, as we deemed appropriate, of Capital Lending using generally accepted analytical methodologies, including (i) an income approach valuation in which Capital Lending's operating characteristics were forecast and the resulting cash flows were discounted to their present value using various scenarios and input assumptions; (ii) a comparison of the implied valuation of Capital Lending based on the market capitalizations of public companies with comparable operating characteristics; and (iii) a transaction analysis based on the pricing of transactions, e.g., acquisitions involving companies with comparable operating characteristics;

     9. Performed a financial analysis of Group using generally accepted analytical methodologies using a net asset value (NAV) framework.

     10. Reviewed the historical trading prices and volumes of Group's common stock;

     11.  Reviewed various industry and economic data; and

     12. Performed such other financial studies, analyses, inquiries and investigations, as we deemed appropriate.

In rendering the Opinion, we assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us by Group, or Capital Lending, or obtained by us from other sources, and on the assurance that Group's management and Capital Lending's management were not aware of any information or facts that would make the information provided to us incomplete or misleading. We have not independently verified such information, undertaken an independent appraisal of specific assets or liabilities (contingent or otherwise) of Capital Lending, or been furnished with any such appraisals. Capital Lending's future prospects were determined by considering management's expectations and comments, the expectations and comments of Capital Lending's customers, vendors, and strategic partners, the historical performance of companies in related lines of business, industry information, the industry outlook, and the overall economic outlook.

In connection with the preparation of this Opinion, we have not been authorized by Group to solicit, nor have we solicited, third-party indications of interest for the sale of all or any part of Capital Lending or Group.

The Opinion is necessarily based on financial, economic, market and other conditions as they exist, and the information made available to us, as of the date hereof. We disclaim any undertakings or obligations to advise any person of any change in any fact or matter affecting the Opinion, which may come or be brought to our attention after the date of the Opinion.

The Opinion does not constitute a recommendation as to any action the board of directors of Group or any stockholder of Group should take in connection with the agreement or any aspect thereof. The Opinion relates solely to the fairness, from a financial point of view, of the Transaction Consideration paid to Group and its shareholders. We express no opinion herein as to the structure, terns of effect or any other aspect of the Agreement or as to the merits of the underlying decision of Group to enter into the Agreement.

This letter is for the information of the board of directors of Group for its use in evaluating the fairness, from a financial point of view, of the Transaction Consideration paid to Group. This letter may be used in its entirety as part of any proxy statement prepared by Group relating to the Agreement and the transaction contemplated thereby.

It is not to be used for any other purpose or referred to without our express knowledge and prior written consent, which will not be unreasonably withheld.

Based on and subject to all of the foregoing, we are of the opinion, as valuation consultants and financial advisors, that the Transaction Consideration is fair, from a financial point of view, to Group and its shareholders.

Very truly yours,

BUSINESS VALUATION SERVICES



/s/ Ray A. Sheeler
-----------------------------------------------------
Ray A. Sheeler, CPA, DABFA, CPCM
Principal



/s/ Z. Eric Stephens
-----------------------------------------------------
Z. Eric Stephens, CFA
Director of Technical Services



/s/ Todd C. Fries
-----------------------------------------------------
Todd C. Fries
Associate

                                    ADDENDUM

METHODOLOGY OVERVIEW

There are three generally accepted approaches used in determining the fair market value of a business or business interest; the income, market and cost approaches. Depending on facts and circumstances, applying the three approaches independently of one another can yield conclusions that are substantially different. Simultaneous application of at least two of the three approaches, however, typically allows an analyst to arrive at mutually supporting conclusions indicating a reasonable range of values. As the analysis is performed, the strengths of the individual approaches are considered, and the influence of each approach in the analytical process is weighted according to its suitability. The following is a brief description of the three general approaches to value.

INCOME APPROACH

The income approach measures the present worth of anticipated future net cash flows generated by the business. In a multi-period model (the discounted cash flow method) the net cash flows are forecast for an appropriate period and then discounted to present value using an appropriate discount rate. Net cash flow forecasts require analysis of the significant variables influencing revenues, expenses, working capital, and capital investment. In the case of the single-period model (the capitalization method) the net cash flow or earnings of a normalized period are capitalized to reach a determination of present value. An income approach methodology is generally useful because it accounts for the specific contribution of fundamental factors impacting those variables that affect the value of the business.

MARKET APPROACH

Under the market approach, recent sales of comparable companies or securities are analyzed to determine value for a particular asset under study. Adjustments are made to the sales data to account for differences between the subject asset and the comparables and for the timing and circumstances of the comparable sales. The market approach is most applicable to assets that are homogeneous in nature and are actively traded. Relative to other approaches to value, the key strength of the market approach is that it provides objective indications of value while requiring that relatively few assumptions be made.

COST APPROACH

The cost approach considers replacement cost as an indicator of value. The cost approach is based on the assumption that a prudent investor would pay no more for an asset than the amount for which they could replace or re-create it. The cost approach is sometimes performed by estimating the replacement cost of an asset similar to the subject. Often, historical cost data can be used to indicate the current cost of reproduction or replacement. Adjustments are made for any physical deterioration or functional and economic obsolescence of the appraised asset. The application of the cost approach is most often made under a premise of liquidation when the going concern nature of a business is questionable.

ANALYSIS

Introduction
------------

With regard to Capital Lending, we elected to apply the income approach and the market approach as part of our analysis in arriving at our opinion of fairness. We also investigated the application of the cost approach; however, the value of Capital Lending on a going concern basis is more directly related to its ability to generate a fair rate of return on invested capital, a factor that is more appropriately considered in the income and market approaches. We elected to use a multi-period discounted cash flow (DCF) analysis, a capital market pricing analysis, and a transaction analysis as our primary approaches in determining the fairness of the Transaction Consideration as it relates to Group under the Agreement.

Income Approach
---------------

The DCF analysis is based on the premise that the value of the business enterprise is the present value of the future economic income to be derived by the owners of the business. Theoretically, the income approach is the most appropriate approach because it reflects the value of the expected future cash flows of the business. A discounted cash flow analysis, unlike other valuation analyses, can capture several important technical aspects of the business such as levels of future investment in fixed assets and working capital, changing margins, or the terms of finite-life contracts. The discounted cash flow approach requires the following: revenue analysis, expense analysis, depreciation and capital spending analysis, working capital analysis, cost of capital analysis and residual value analysis.

In performing our revenue analysis, we forecasted income based on Capital Lending's expectations as to how many credit unions it could develop as customers and how fast it could develop this customer base, a market analysis of the sub-prime auto lending industry, specifically as it relates to credit unions and their capacity to fund and service credit-enhanced loans, and our evaluation of the unique risks associated with Capital Lending. We forecast revenues, net of revenue sharing amounts, to grow to $7.8 million in the first year of our discrete ten-year forecast, $12.5 million , $11.5 million, $9.8 million, $7.6 million, $7.4 million, and $7.6 million in the second year through the seventh year of our forecast, respectively. Decreases in revenues beyond the second year are related to our expectation that significant competition will enter the market following the first two years of the forecast period. Beyond the seventh year of the forecast period we estimate a growth rate in revenues of 2.5%, representing our long-term expectations for inflation, throughout the remainder of our forecast. We believe that our income forecast represents a reasonable outlook taking into consideration the competitive forces facing Capital Lending.

Recognizing that there is more than one possible outcome with respect to the future performance of Capital Lending, we performed a Monte Carlo analysis. The Monte Carlo analysis involved generating 5,000 trials by varying assumptions on the number of credit unions added as customers and the volumes of fee generating loans that would be generated by credit union customers. In the Monte Carlo analysis, the average number of credit-union customers of Capital Lending at the end of year two was twenty-three with a standard deviation of twelve. Our average monthly volume of fee generating loans per month per credit union was 167 based on our estimate of average monthly auto loan applications per credit union of 669 applications per month and a conversion ratio (ratio of fee-generation applications to total applications) of 25%.

Our expense analysis is based on the expectations of Capital Lending's management with adjustments made to generate reasonable long-term margins based on industry margins achieved by insurance agencies/brokers.(1) Our general and administrative expense forecasts are based on the expectations of Capital Lending's management adjusted for inflation throughout the forecast model. Our forecasts for marketing expenses are 10% of gross revenue (before revenue sharing) in the first year of the model, 12.5% of gross revenue in the second year and 15% of gross revenue thereafter. The reason for the increase is again related to competitive forces, which we would expect to increase over time as Capital Lending expands its business. Because Capital Lending was leasing all required equipment with such expenses captured in the forecasts for general and administrative expenses above, we forecasted no depreciation or capital expenditures.

We applied a discount rate to our cash flows of 21.1%, which is the twenty-year average return for early and seed stage venture capital investments. This rate is appropriate as Capital Lending is still in its development stage. This rate represents the opportunity cost to investors who could alternatively invest in early or seed stage venture capital investments, which have, in our opinion, similar risk factors to those of Capital Lending.

Capital Lending's residual value at the end of the ten-year discrete forecast period was calculated using the formula for a growing, perpetual annuity. The terminal income stream was derived in our cash flow model using the underlying assumptions previously discussed. The residual growth rate was 2.5%.

Based on the results of our DCF analysis, the fair value for the common equity in Capital Lending can be reasonably stated $11,185,000.

Market Approach

Our market approach methodology included a capital market pricing analysis as well as a transactions analysis. While we searched for mergers and acquisitions data involving companies involved in arranging credit enhancement insurance for lending institutions, such data was unavailable. We then reviewed data from Mergerstat and Thomson Financial Services Data regarding industry group 6411 (insurance agents, brokers, and service) in an attempt to identify transactions of companies similar in operations to Capital Lending. Our search revealed nine comparable transactions, five of which involved profitable targets. An analysis of the implied

______________________

(1) While one may not consider Capital Lending to be a typical insurance agency or broker, the function of the company is similar to this type of firm. Capital Lending's business generates fees (equivalent to commissions) for referring individuals (the borrowers) to an insurance underwriter.

pricing multiples recorded for these transactions indicated that the price to earnings ratio was the most consistent pricing multiple in the group of transactions. The average price to earnings multiple of the five target companies with positive earnings was 22.44x.

Capital Lending has only very recently begun to implement its business plan. Therefore, Capital Lending has earned only nominal revenue (none of which has yet been collected) and has not yet generated profits, leaving us with no base to which a pricing multiple can be applied. To develop an estimate of value, we applied the earnings multiple derived above to Capital Lending's forecasted normalized year two earnings. Forecasted margins in year two are reflecting above-market margins due to the temporary competitive advantage generated by Capital Lending's strategic alliance with Open Lending. To accurately account for the expected lower long-term margins, year-two earnings were normalized. We applied the price to earnings multiple of 22.44x to the normalized year-two earnings of Capital Lending, then discounted the value back two years to account for the fact that this value will not be realized until the end of the second year of the forecast period. The resulting indication of value based on this approach was $9,086,000.

We also investigated a capital market pricing analysis and found only two comparable publicly traded guideline insurance agencies/brokers: (i) Arthur J. Gallegher & Co. and (ii) Erie Indemnity Company. The operations of these two guideline companies are not identical to those of Capital Lending and the scope of operations of the guideline companies in terms of revenues, assets and diversity of products and services offered exceed those of Capital Lending.

Again, because Capital Lending has no significant revenue or profitability at the present time, we were forced to apply pricing-multiples-to-forward earnings. In this case, we reviewed two-year forward-price-to-earnings ratios based on consensus earnings estimates determined by I/B/E/S. The average two-year forward price to earnings ratios for these two guideline companies was 15.47x. Applying this to year-two normalized earnings results in an indication of value of $9,188,000.

Averaging the indications of value based on the transaction and capital market pricing analysis yields a value of $9,137,000. Based on the results of our transaction analysis and capital market pricing analysis, the indicated value for Capital Lending can be reasonably stated as $9,137,000.

Conclusion of value for Capital Lending
---------------------------------------

Our conclusion for the range of values for Capital Lending can be reasonably stated as $11,185,000 to $9,137,000 based on applications of the income and market approaches respectively.

VALUATION OF GROUP

Due to unique circumstances surrounding Group, it was necessary to determine the fair value of Group's stock. Although group is a publicly traded company with a known stock price, there are two reasons why the current stock price does not represent the fair value of the shares that will be issued in conjunction with the Agreement. The first is that newly-issued shares will not be entitled to receive any cash flows from the Residual Trust. The second is that Group has released minimal information concerning its financial status to the public since 1998 allowing the possibility that the market is not efficiently pricing Group's stock.

We used the net asset value as a framework for valuing the Company. Under this framework, the market value of each of the assets owned by the Company is determined using one or more of the income, market, or cost approaches described above. The sum of these market values represents the market value of total assets. The outstanding balance of all liabilities is then subtracted from the market value of total assets to determine Group's NAV. The NAV framework is the most appropriate analysis in situations involving non-operating companies or holding companies because each asset owned by these companies is generally most accurately valued independently of the other assets held by the companies. The conclusion of value based on this NAV framework is on a controlling interest basis, thus no control premium is applied to the indication of value resulting from this analysis.

Assets
------

In the case of some of Group's tangible assets, we were able to use the book value of the assets in the NAV framework. This is the case with the cash, an advance to Jack Roubinek, and a mortgage loan. Certain other assets required further analysis to determine a fair value.

The Capital Lending one-third profit-sharing rights owned by Group were valued based on the range of values concluded for Capital Lending. While profit-sharing rights have many features that make them comparable to equity ownership, the holders of profit-sharing rights are at a disadvantage to equity holders in a number of key areas. These are:

     o    Profit-sharing rights holders have no voting rights;
     o    Management has no fiduciary duty to profit-sharing rights holders;
     o Profit-sharing rights holders have no protection under dissenting shareholders laws; and
     o Profit-sharing rights holders are not eligible to participate in the proceeds from an asset sale.

Based on our calculations we determined that a one-third equity interest in Capital Lending would be valued between $3,042,000 and $3,725,000. We then applied discount ranges of 5% to 7% for lack of voting rights; 10% to 15% for the absence of management fiduciary duties to profit-sharing rights holders; 10% to 15% for the absence of dissenting shareholder rights; and 15% to 20% for the lack of participation in proceeds from an asset sale or liquidation. The resulting range of reasonable values for the one-third profit-sharing rights in Capital Lending held by Group is $1,636,000 to $2,436,000.

Group also has the intangible value associated with its status as a public company. While Group is not current with its SEC filings, it is expected to be current within two months as audits are being performed that will allow Group to file the required documents with the SEC. Group thus has value as a public "shell" and could be a target in a reverse merger. To estimate the value of

Group's public status, we reviewed data on ReverseMerger.com, an online listing service for sellers of public shells. We also reviewed data on ShellStockReview.com, which provides a database of publicly-traded companies with no operations. Based on the information we reviewed from these two sources, we estimated the intangible value associated with Group's status as a publicly-traded company as $281,979.

Liabilities
-----------

The Company has a number of expenses it will need to incur going forward. In our NAV approach, we treated these expenses as liabilities. We expect Group will be required to incur approximately $97,000 in legal monitoring fees in association with Group's FirstPlus Special Funding subsidiary. Group also will likely incur approximately $52,000 in auditing fees to make the necessary filings with the SEC. Likewise Group expects to spend approximately $15,000 on an audit of its former 401(k) plan. Group expects approximately $98,000 in directors and officers (D&O) liability insurance expenses. Finally, Group has approximately $14,400 in accrued salaries and $17,500 in accrued professional fees for which it will be responsible. We also factor in contingent liabilities totaling $50,000 due to the uncertainty surrounding the possibility of additional litigation surfacing against Group or the possibility of cost overruns in some of the above items. The total estimated liabilities of Group are $344,413.

Group also has a contingent liability in the form of an active shareholder lawsuit against the company; however, given the fact that Group has minimal assets relative to its insurance policy limit of $30 million, we assume that this suit will settle within the policy limits.

Conclusion of value for Group
-----------------------------

Our conclusion for the range of values for Group can be reasonably stated as $1,984,000 to $2,785,000 based on an application of the NAV framework.

CONCLUSION

Capital Lending will receive approximately 46,149,853 newly-issued shares of Group, representing a 51% equity interest in Group, upon the consummation of the transaction. In consideration, Group will have its profit sharing rights converted to a 33.3% equity interest in Capital Lending. In addition, Group will receive an additional 9.0% equity interest in Capital Lending.

Based on the ranges of fair values concluded for Capital Lending and Group, the range of reasonable percentages of equity interest in Capital Lending that Group should receive in conjunction with this transaction is between 7.2% and 14.4%. The calculations used to determine this range are presented in Table 1 below.



---------------------------------------------------------------------------------------------------------------------
Table 1: Exchange Ration Calculation                                               Range maximum       Range minimum
---------------------------------------------------------------------------------------------------------------------
Value of Capital Lending                                                     $        11,184,958  $        9,137,205
Fair value of Group stock                                                              2,784,543           1,983,949

Shares outstanding                                                                    44,340,055          44,340,055
Fair value per share                                                         $             0.063  $            0.045

Total shares outstanding after transaction                                            90,489,908          90,489,908
Post transaction market capitalization                                                 5,682,741           4,048,876
Value of Group excluding Capital Lending profit-sharing rights                           348,381             348,382
                                                                             -------------------- -------------------
Required value of Capital Lending owned by Group                                       5,334,360           3,700,494

Fair percentage of Capital Lending owned by Group                                          47.7%               40.5%
Percentage acquired through conversions of profit-sharing rights                           33.3%               33.3%
---------------------------------------------------------------------------------------------------------------------
Fair percentage of additional Capital Lending equity to Group                              14.4%                7.2%
---------------------------------------------------------------------------------------------------------------------



The additional percentage of Capital Lending stock that will be given to Group pursuant to the Agreement is 9%, which is within the reasonable range of 7.2% to 14.4% shown above. Accordingly, we are of the opinion that the transaction is fair, from a financial point of view, to Group and its shareholders.